Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

June 22, 2015
FOR IMMEDIATE RELEASE:

Gregg Antonsen Named to TCC and LANB Board of Directors

On June 22, 2015, Trinity Capital Corporation (TCC) and Los Alamos National Bank (LANB) appointed Gregg Antonsen as the newest member of the TCC and LANB Boards of Directors. Antonsen is the Senior Vice President and Qualifying Broker at Sotheby's International Realty Santa Fe. Antonsen brings more than 30 years of experience with real estate, marketing and management.

"TCC and LANB are happy to welcome Gregg to our team. His extensive experience in local business and real estate will bring value and insight to our board," said Jerry Kindsfather, the Chairman of the Boards of Directors of TCC and LANB. "We have a strong leadership foundation in place and are pleased with this appointment."

Antonsen has been at Sotheby's International Realty since 2011. Prior to joining Sotheby's International Realty, Antonsen served for eight years as Senior Vice President for Business Development with Christie's International Real Estate, headquartered in Santa Fe, where he oversaw the management of regional offices and business growth throughout North America. Antonsen was the founder of Antonsen, Garrett & Associates, Ltd., a boutique real estate firm in Hawaii and also conducted a solo law practice for 10 years.

Antonsen earned his Bachelors of Art degree from Gustavus Adolphus College in St. Peter, Minnesota and a Juris Doctorate from William Mitchell College of Law in St. Paul, Minnesota.

Los Alamos National Bank (LANB) is one of the largest locally-owned banks and the third largest bank in New Mexico with current assets of more than $1.4 billion. Through the responsive work of over 300 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past nine years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, New Mexico. For more information, visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).
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